Exhibit 99.1

FOR IMMEDIATE RELEASE

LINCOLN FINANCIAL GROUP'S MARK KONEN TO RETIRE
 FROM ROLE AS PRESIDENT OF INSURANCE AND RETIREMENT SOLUTIONS

Seasoned Life Insurance Industry Veteran Will Step Down
 After 35 Years in the Business

RADNOR, PA, July 25, 2016 – Lincoln Financial Group (NYSE: LNC) announced today that Mark E. Konen will retire from his position as president of Insurance and Retirement Solutions, effective February 28, 2017. Most recently, Konen managed Lincoln Financial's Individual Life Insurance, Group Protection and Retirement Plan Services (RPS) businesses. Konen joined Lincoln Financial in 2006 as part of the company's merger with Jefferson Pilot. Prior to the merger, he spent 12 years with Jefferson Pilot in a range of roles that carried increasing responsibilities.

"I have greatly enjoyed my time at Lincoln and I am proud of what we accomplished during my tenure," Konen said. "While making the decision to retire was not easy, I step away with confidence that the company's future is bright."

"Mark has always been a trusted partner and a respected leader and, on behalf of the Board of Directors and all Lincoln Financial employees, I would like to thank him for his many years of dedicated service and countless contributions," said Dennis R. Glass, president and CEO of Lincoln Financial Group. "During his tenure, the life and annuity businesses realized record growth, achieved industry leadership and became recognized for product innovation and responsiveness. Most recently, his management of our Group Protection and RPS businesses leaves us well-positioned to achieve our long-term goals. Mark has been a longtime proponent of best-in-class recruiting and talent development.  The strong group of leaders now reporting to Mark will ensure that we continue to grow Lincoln's competitive position and have a successful leadership transition.

About Lincoln Financial Group
Lincoln Financial Group provides advice and solutions that help empower Americans to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses. Headquartered in Radnor, Pennsylvania,

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $220 billion in assets under management as of March 31, 2016. Learn more at: www.LincolnFinancial.com. Find us on Facebook, Twitter, LinkedIn and YouTube. To sign up for email alerts, please visit our Newsroom at http://newsroom.lfg.com.

Contacts:                          Michael Arcaro                                                                                                                   Chris Giovanni
(484) 583-1799                                                                                                               (484) 583-1793
Media Relations                                                                                                                Investor Relations
michael.arcaro@lfg.com                                                                                    InvestorRelations@lfg.com